EXHIBIT 12.1

                           EL PASO ENERGY
           COMPUTATION OF EARNINGS TO FIXED CHARGES AND
          RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
        PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                       (DOLLARS IN MILLIONS)

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
                                                   FOR THE NINE MONTHS
                                                    ENDED SEPTEMBER       FOR THE YEAR ENDED DECEMBER 31,
                                                    -------------------   --------------------------------
                                                      2000    1999        1999    1998   1997  1996  1995
                                                      ----    ----        ----    ----   ----  ----  ----
Earnings
    Pre-tax income (loss) from continuing operations
      before preferred dividends of subsidiary       $ 668  $ (68)       $(298)  $(451)  $664  $444  $532
    Minority interest in consolidated subsidiaries      81     20           36      12      -     -     -
    Income from equity investees                      (101)   (82)         (95)    (84)   (53)    -     -
                                                     ------  -----       ------   ------ ----- ----- -----
    Pre-tax income (loss) from continuing operations
    before minority interest in consolidated
    subsidiaries and income from equity investees      648   (130)        (357)   (523)   611    444  532

    Fixed charges                                      524    398          552     453    381    269  263
    Distributed income of equity investees              36     24           43      24     19      -    -
    Capitalized interest                               (20)   (14)         (23)     (9)    (9)    (7)  (8)
    Preferred stock dividend requirements of
      consolidated subsidiaries                        (28)   (29)         (34)    (40)   (38)    (2)   -
    Fixed charges of minority interest in
      consolidated subsidiaries                        (81)   (20)         (36)    (12)     -      -    -
                                                      ------ ------      -----   ------  -----  ----- -----
        Totals earnings available for fixed
          charges                                   $1,079  $ 229        $ 145   $(107)   $964   $704 $787
                                                    ======  ======       ======  ======   =====  ==== =====
Fixed charges
    Interest and debt expense                       $  406  $ 340        $ 470   $ 388    $332   $255 $252
    Interest component of rent                           9      9           12      13      11     12   11
    Preferred stock dividend requirement                28     29           34      40      38      2    -
    Minority interest in consolidated subsidiaries      81     20           36      12      -      -     -
                                                    ------  ------       -----   -----    ----   ---- -----
    Total fixed charges                             $  524  $ 398        $ 552   $ 453    $381   $269 $263
                                                    ======  ======       ======  ======   ====  ===== ======
Ratio of earnings to fixed charges (1)                2.06    -(2)         -(2)     -(2)  2.53   2.62 2.99
                                                    ======  ======       ======  ======   ====  ===== ======

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since
    El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $169 million for the nine months ended
    September 30, 1999, and $407 million and $560 million for the years ended 1999 and 1998, respectively.

    For purposes of calculating these ratios:  (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.

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